Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 15, 2024 in Annual Report on Form 10-K relating to the audit of the consolidated balance sheets of Northann Corp and its subsidiaries (collectively the “Company”) as of December 31, 2023, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the financial statements).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

San Mateo, California	WWC, P.C.
April 15, 2024	Certified Public Accountants
PCAOB ID: 1171